                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


                  This Amended and Restated Employment Agreement (the "Agreement") is made as of February 9, 2005 and amends and restates in its entirety the Amended and Restated Employment Agreement made and entered into as of May 7, 2002, by and between Gerard H. Sweeney ("Employee") and Brandywine Realty Trust, a Maryland real estate investment trust (the "Company").

                                   BACKGROUND

                  The Company desires to employ Employee, and Employee desires to enter into the employ of the Company, on the terms and conditions contained in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

                  2. Office and Duties.

                           (a) Employee shall be employed by the Company as its
President and Chief Executive
Officer and will serve as a member of the Board of Trustees of the Company (the "Board") and member of the Executive Committee of the Board, and shall perform such duties and shall have such authority as may from time to time be specified by the Board. Employee shall report directly to the Board.

                           (b) Without further consideration, Employee shall, as
directed by the Board, serve
as a director or officer of, or perform such other duties and services as may be requested for and with respect to, any of the Company's Subsidiaries. As used in this Agreement, the terms "Subsidiary" and "Subsidiaries" shall mean, with respect to any entity, any corporation, partnership, limited liability company or other business entity in which the subject entity has the power (whether by contract, through securities ownership, or otherwise and whether directly or indirectly through control of one or more intermediate Subsidiaries) to elect a majority of board of directors or other governing body, including, in the case of a partnership, a majority of the board of directors or other governing body of the general partner.

                           (c) Employee shall devote his full working time,
energy, skill and best efforts to
the performance of his duties hereunder, in a manner which will faithfully and diligently further the business interests of the Company and its Subsidiaries.

                  3. Term. Unless sooner terminated as hereinafter provided, the term of Employee's employment shall extend through May 7, 2008 (the "Term"). The Term shall automatically renew for additional one-year periods at the expiration of the then current Term unless either party shall give notice of his or its election to terminate Employee's employment at least one year prior to the end of the then-current Term, unless earlier terminated as hereinafter provided.

                  4. Base Salary. For all of the services rendered by Employee to the Company and its Subsidiaries, Employee shall receive an aggregate base salary of $350,000 per annum during the term of his employment hereunder. Such salary may be paid, at the election of the Company, either by the Company or by one or more of its Subsidiaries, in such relative proportions as the Company may determine, as earned in periodic installments in accordance with the Company's normal payment policies for executive officers. In the event that the Employee is also employed during any period by a Subsidiary of the Company, the amount of the base salary payable by the Company during such period shall be reduced by the amount of salary received by Employee during such period from such Subsidiary. Employee's base salary shall be subject to review by the Board or the Compensation Committee of the Board (the "Compensation Committee") not less frequently than annually, and Employee shall receive such salary increases as the Board or Compensation Committee may from time to time approve.

                  5. Bonus. Employee shall receive, during the term of his employment hereunder, such annual bonus as the Board or Compensation Committee, in its sole discretion, may determine from time to time. Any such bonus may be based on Employee's annual performance goals as established by the Board or Compensation Committee from time to time.

                  6. Participation in Incentive Plans. In addition to Employee's eligibility to receive annual bonuses pursuant to Section 5, Employee shall be entitled to participate in short-term and long-term incentive plans as shall be maintained by the Company from time to time on such terms and conditions as shall be established by the Board or Compensation Committee.

                  7. Prior Option and Warrants. Nothing in this Agreement shall affect the terms and conditions of options and warrants granted by the Company to Employee before the date of this Agreement. Such options and warrants shall continue in force as in effect immediately before the date of this Agreement. Without limiting the generality of the foregoing, the options granted to Employee under his employment agreement executed on August 8, 1994 (the "1994 Agreement") shall remain in effect, and those provisions of the 1994 Agreement which govern Employee's entitlement to exercise such options shall continue in effect as if such 1994 Agreement had not been terminated. In furtherance of the foregoing, references in Section 4.1(b)(v) of the 1994 Agreement to "the Company" shall hereafter be construed as references to the Company and its Subsidiaries.

                  8. Fringe Benefits. Throughout the term of his employment and as long as they are kept in force by the Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing plan, retirement plan, health or other employee benefit plan made available to other executive officers of the Company, but in no event shall such benefits be less favorable to Employee than the benefits listed on Schedule A hereto.

                  9. Automobile Allowance. Employee shall receive, during the term of his employment hereunder, an automobile allowance of $1,000 per month.

                  10. Expenses. The Company shall reimburse Employee for all reasonable, ordinary and necessary business expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

                  11. Vacation. Employee shall be entitled to a vacation of four
(4) weeks during each twelve (12) month period of his employment hereunder, during which time Employee's compensation hereunder shall be paid in full. Employee shall be permitted to carry over unused vacation during each twelve
(12) month period during the Term and use such unused vacation in any subsequent twelve (12) month period during the Term.

                  12. Disability. If the Board determines in good faith by a vote of a majority of its members (other than Employee) that Employee is unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness or injury or any similar cause for a period of one hundred and twenty (120) consecutive days or for a cumulative period of one hundred and eighty (180) days during any twelve (12) month period, the Company shall have the right to terminate Employee's employment at any time thereafter.

                  13. Death. Employee's employment shall terminate at the time of his death.

                  14. Termination of Employment for Cause. The Company may discharge Employee at any time for Cause. Cause shall mean: (i) habitual intoxication; (ii) drug addiction; (iii) intentional and willful violation of any express direction of the Board; (iv) theft, misappropriation or embezzlement of the Company's funds; (v) conviction of a felony; or (vi) repeated and consistent failure of Employee to be present at work during regular hours without valid reason therefor.

                  15. Termination of Employment Without Cause. The Board, in its sole discretion, may terminate Employee's employment hereunder without Cause upon 30 days' prior written notice to Employee at any time.

                  16. Resignation For Good Reason. Employee's resignation shall be treated as a "Resignation for Good Reason" if Employee resigns within six (6) months after any of the following circumstances, unless in the case of the circumstances set forth in paragraphs (b), (c) or (d) below, such circumstances are fully corrected within 30 days of Employee's delivery of notice to the
Company:

                           (a) A reduction in Employee's annual rate of base
salary;

                           (b) A failure of the Company to make the payments
required by Section 4 hereof;

                           (c) A significant adverse alteration in the nature or
status of Employee's
responsibilities;

                           (d) Any other material breach by the Company of this
Agreement;

                           (e) Relocation (without the written consent of
Employee) of the Company's
executive offices to a location more than 30 miles from its current location; or

                           (f) Upon a Change of Control (as defined in Section
17).

                  17. Change of Control. For purpose of this Agreement, a "Change of Control" means:

                           (a) A "Change of Control" within the meaning of
Section 1(d) of the Brandywine
Realty Trust 1997 Long-Term Incentive Plan, as currently in effect; or

                           (b) The purchase of any common shares of beneficial
interest ("Common Shares") of the Company pursuant to a tender or exchange offer other than an offer by the Company.

                  18. Payments Upon or After Termination of Employment.

                           (a) Voluntary Resignation Other than for Good Reason;
Termination for Cause; Non-Renewal of Employment Agreement. If Employee's employment hereunder is terminated before the expiration of the Term because of Employee's voluntary resignation (other than a Resignation for Good Reason) or because of the Company's termination of Employee's employment for Cause, the Company, or at its direction, its Subsidiaries shall pay to Employee or, as appropriate, his legal representatives, heirs or estate all amounts payable under Sections 4 and 8 accrued through the applicable date of termination (the "Accrued Amount") within 30 days after such date of termination. If Employee's employment is terminated by the Company for Cause or by the Employee voluntarily (unless such termination of employment is a Resignation for Good Reason), the Company shall have no obligation or liability hereunder after the date of discharge or termination to pay or provide base salary, bonus compensation, fringe benefits, or any other form of compensation hereunder other than to pay the Accrued Amount. If Employee's employment is terminated at the expiration of the Term following an election by the Company not to renew the Term pursuant to
Section 3, the Company, or at its direction, its Subsidiaries shall pay to Employee all amounts payable under Sections 4 and 8 accrued through the applicable date of expiration (the "Accrued Amount") within 30 days after such date of expiration and, in addition, the Company, or at its direction, its Subsidiaries shall (i) pay to Employee, in approximately equal monthly installments, during the one-year period following such expiration, an amount equal in the aggregate to the sum of the amounts paid or payable to Employee pursuant to Sections 4, 5 and 6 hereunder for the calendar year preceding the calendar year in which such expiration occurs and (ii) during the one-year period following such expiration continue to provide Employee with health care benefits at levels no less favorable to him than those in effect immediately prior to such expiration. Whenever any provision of this Agreement requires the Company or its Subsidiaries to pay to Employee an amount equal to or based upon the amounts paid to Employee pursuant to any of Sections 4, 5 and/or 6 hereunder for a prior calendar year or other prior period, such prior period amount shall be equal to the cash amount paid or payable for such prior period and the fair market value of any non-cash amount or award for such prior period. The fair market value of any non-cash amount or award for a prior period shall be determined as of the date of the award and, in the case of restricted Common Shares, shall equal the number of Common Shares subject to the award multiplied by the closing share price of a Common Share on the date of the award, and in the case of any other non-cash award, shall be determined by the Board or Compensation Committee using customary valuation procedures as it may in its sole discretion select.

                           (b) Termination of Employment Because of Death. If
Employee's employment is terminated as a result of the Employee's death before the expiration of the Term, the Company shall pay Employee's legal representatives the Accrued Amount as of the date of Employee's death, and, in addition, the product of 2.99 times the greater of (1) the sum of the amounts paid or payable to Employee pursuant to Sections 4, 5 and 6 hereunder for the calendar year preceding the calendar year in which the death occurs or (2) the sum of the amounts paid or payable to Employee pursuant to Sections 4, 5 and 6 hereunder during the one-year period ending on the date of such death, provided that if such date of death occurs before the first anniversary of the date hereof, the cash lump sum payment shall be equal to the product of 2.99 times the sum of (x) Employee's annualized base salary pay rate in effect as of such date of death and (y) the maximum bonus that would have been payable for the year that includes such date of death if all of the conditions for the payment of such maximum bonus had been satisfied, less the proceeds receivable by Employee's heirs and legal representatives from any life insurance policy provided by the Company.

                           (c) Termination of Employment Because of Disability.
If Employee's employment is terminated by the Company for disability before the expiration of the Term, the Company shall pay Employee the Accrued Amount as of the date of such termination, and, in addition, the consideration described in Sections 4 and 8 hereof, at the rate in effect at the date of termination, until one year after Employee becomes eligible to receive benefits pursuant to the disability insurance policy provided by the Company, at the rate in effect at such date of termination, less the amount of disability insurance proceeds receivable by Employee, provided that such period shall not exceed two years in the aggregate. In addition, Employee shall be entitled to receive an amount equal to the product that results from multiplying the sum of the amounts paid or payable to Employee pursuant to Section 5 and 6 hereunder for the calendar year prior to the year in which Employee's employment is terminated for disability multiplied by a fraction, the numerator of which is the number of days that elapsed prior to the termination during the year in which the termination occurs and the denominator of which is 365.

                           (d) Termination of Employment by Company Without
Cause; Resignation for Good Reason. If Employee's employment is terminated by the Company without Cause, or Employee Resigns for Good Reason, within 30 days following the date of such termination of employment, the Company shall pay Employee the Accrued Amount as of the date of such termination, and in addition, the Company shall make a cash lump sum payment to Employee equal to the sum of
(x) the greater of the amount described in (i) or (ii) below, plus (y) the "Gross-Up Payment," as defined and more fully provided for in Section 18(g).

                                    (i)     the product of 2.99 times the
greater of (1) the sum of the amounts paid or payable to Employee pursuant to Sections 4, 5 and 6 hereunder for the calendar year preceding the calendar year in which such termination of employment occurs or (2) the sum of the amounts paid or payable to Employee pursuant to Sections 4, 5 and 6 hereunder during the one-year period ending on the date of such termination; or

                                    (ii) The amount payable pursuant to Section
4 hereunder for the remainder of the Term at a rate equal to his base salary in effect at the time of the date of such termination.

                           (e) In the event that Employee is employed by a
Subsidiary of the Company at the time of termination of employment, any amounts payable to the Employee pursuant to this Section 18 shall be reduced by the amounts paid to Employee by any such Subsidiary.

                           (f) Upon the payment of the amounts payable under
this Section 18, neither the Company nor any of its Subsidiaries shall have any further obligations hereunder to Employee (or to his estate, heirs, beneficiaries, or legal representatives, as appropriate, or otherwise) to pay or provide any base salary, bonus compensation, or fringe benefits, provided that if Employee Resigns for Good Reason or the Company terminates Employee's employment without Cause, Company shall, at its own expense, for a thirty-six
(36) month period after the date of termination of employment, arrange to provide Employee with life, disability, accident and health insurance benefits substantially similar to those which Employee was entitled to receive immediately prior to such date of termination.

                           (g) "Gross-Up Payment."

                                    (i) For purposes of this Agreement, the term
"Gross-Up Payment" means an amount such that the net amount retained by Employee, after deduction of the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision of law ("Excise Tax"), on the "Total Payments" (as hereinafter defined) and any federal, state and local income tax, employment tax and Excise Tax upon the payment provided for by this Section 18(g), shall be equal to the excess of the Total Payments (including the payment provided for in clause (y) of Section 18(d) and in this Section 18(g)) over the payment provided for by this Section 18(g).

                                    (ii) For purposes of determining whether any
of the Total Payments will be subject to Excise Tax and the amount of such Excise Tax,

                                            (A) any payments or benefits
received or to be received by Employee in connection with a Change of Control or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or a Subsidiary, any person whose actions result in a Change of Control or any person affiliated with the Company or such person (the "Total Payments")) shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of a tax advisor selected by the Company's independent auditors and reasonably acceptable to Employee, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, and all "excess parachute payments" (within the meaning of section 280G(b)(1) of the Code) shall be treated as subject to Excise Tax unless, in the opinion of such tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code), or are otherwise not subject to Excise Tax; and

                                            (B) the value of any noncash
benefits or deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the date of Employee's termination of employment (or such other time as is hereinafter described), net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state and local taxes.

                                    (iii) Notwithstanding the foregoing, if the
Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee to the extent that such repayment results in a reduction in Excise Tax or a federal, state or local income tax deduction), plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. If the Excise Tax is subsequently determined to exceed the amount taken into account hereunder at the time of termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined. Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. Such additional payment shall be made within 30 days following the date Employee notifies the Company that he is subject to the Excise Tax.

                                    (iv) The Company shall promptly pay in
advance or reimburse Employee for all reasonable legal fees and expenses incurred in good faith by Employee in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.

                  19. Prior Agreement. This Agreement is the successor to the Amended and Restated Employment Agreement between Employee and the Company dated as of May 7, 2002. Employee represents to the Company that (a) there are no other agreements or understandings with the Company to which Employee is a party relating to employment, benefits or retirement, (b) there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (c) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (d) he is free and able to execute this Agreement and to continue in the employment of the Company.

                  20. Key Man Insurance. The Company shall have the right at its expense to purchase insurance on the life of Employee in such amounts as it shall from time to time determine, of which the Company shall be the beneficiary. Employee shall submit to such physical examinations as may be required, and shall otherwise cooperate with the Company, in connection with the Company obtaining such insurance.

                  21. Miscellaneous.

                           (a) Controlling Law. This Agreement, and all
questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                           (b) Notices. All notices, requests, demands and other
communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered in person against receipt, or when sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:

                                    (i)     If to Employee:

                                            Gerard H. Sweeney
                                            2 Craig Lane
                                            Haverford, PA 19041

                                    (ii)    If to the Company:

                                            Brandywine Realty Trust
                                            401 Plymouth Road
                                            Plymouth Meeting, PA 19462
                                            Attention: General Counsel

                  In addition, notice by mail shall be by air mail if posted outside of the continental United States.

                  Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                           (c) Binding Nature of Agreement. This Agreement shall
be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

                           (d) Execution in Counterparts. This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original as against any party who executes the same, and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                           (e) Provisions Separable. The provisions of this
Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                           (f) Entire Agreement. This Agreement contains the
entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                           (g) Section and Paragraph Headings. The section and
paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                           (h) Gender, Etc. Words used herein, regardless of the
number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

                           (i) Number of Days. In computing the number of days
for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

                           (j) Survival. The provisions of Sections 7, 12, 13,
14, 15, 16, 17, 18 and 19 shall survive the expiration or termination of the term of Employee's employment hereunder.

                           (k) Assignability. This Agreement is not assignable
by Employee. It is assignable by the Company only (i) to any subsidiary of the Company so long as the Company agrees to guarantee such subsidiary's obligations hereunder, or (ii) subject to Sections 16 and 18 and only upon Employee's prior written consent, to a person which is a successor in interest to the Company in the business operated by it or which acquires all or substantially all of its assets.

                           (l) Liability of Trustees, etc. No recourse shall be
had for any obligation of the Company hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of the Company, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each party hereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above-written.

                                            BRANDYWINE REALTY TRUST

                                            By:
                                                     ---------------------------
                                            Title:
                                                     ---------------------------

                                            EMPLOYEE

                                            ---------------------------------
                                            Gerard H. Sweeney

                                   SCHEDULE A

Aggregate annual payments of $70,000 for Financial/Tax Planning and Community/Civic Allowance

                                    GUARANTEE


                  In the event that the Company fails to perform its obligations under the foregoing Employment Agreement, Brandywine Operating Partnership, L.P. shall promptly perform the obligations of the Company arising thereunder which have not been performed in strict accordance with the terms and conditions thereof.

                                  BRANDYWINE OPERATING PARTNERSHIP, L.P.

                                  By:      BRANDYWINE REALTY TRUST, its
                                           general partner

                                           By:
                                               -------------------------------